EXHIBIT 10.1

STOCKHOLDERS AGREEMENT

Stockholders Agreement, dated as of July 28, 2010, together with the schedules attached hereto (this “Agreement”) by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Company”) and the Persons listed on Schedule I attached hereto (each, a “Preferred Stockholder” and collectively the “Preferred Stockholders”).

WHEREAS, on the date of this Agreement, the Company and NF Investors, Inc., a Delaware corporation (“NF Investors”) entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Nightingale Acquisition”) will merge (the “Merger”) with and into NF Investors after which NF Investors will continue as the surviving entity;

WHEREAS, at the Effective Time of the Merger, all Capital Stock of the NF Investors that is owned by any of the stockholders of NF Investors shall be converted into the right to receive shares of Company Preferred Stock; and

WHEREAS, in connection with the execution of the Merger Agreement and the contemplated consummation of the transactions contemplated therein, the Company and the Preferred Stockholders agree to enter into this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Company and the Preferred Stockholders agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Agreement that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Bylaws” shall mean the Sixth Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended or restated from time to time.

“Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Preferred Stock” means the shares of Series A Conditional Convertible Preferred Stock, par value $0.01 per share, of the Company with such terms and conditions as set forth in its Certificate of Designations.

“Competitor” shall mean any Person who engages in the business of recruitment and placement of temporary or permanent healthcare professionals or provides healthcare staffing, workforce and/or contract management services, home health services, educational services to healthcare providers or other healthcare organizations or any other business which is in competition with the Company (as of a Transfer date) in any line of business in which the Company is engaged; provided, however, that a Person shall not be deemed a Competitor if less than two percent (2%) of its consolidated annual revenue is generated from such businesses described above.

“Goldman” means Goldman, Sachs & Co.

“Ownership Percentage” means, as of any date, the percentage equal to (i) the difference of (x) the aggregate number of shares of Company Common Stock issued or issuable to the Preferred Stockholders pursuant to the Merger Agreement (assuming the Stockholder Approval has been obtained and the conversion of all shares of Company Preferred Stock issued to the Preferred Stockholders pursuant to the Merger Agreement), minus (y) the aggregate number of any shares of Company Common Stock issued or issuable to the Preferred Stockholders pursuant to the Merger Agreement (assuming the Stockholder Approval has been obtained and the conversion of such shares of Company Preferred Stock) transferred by any Preferred Stockholder to any Person (including to the Company, but excluding any Transfers to such Preferred Stockholder’s Affiliates who, if required by Section 3.1, execute a written joinder agreement in a form approved by the Company pursuant to Section 3.1) or with respect to which any Preferred Stockholder has entered into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Company Common Stock or shares of Company Preferred Stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (irrespective of whether such transfer or swap or other agreement is in compliance with the restrictions set forth in this Agreement or the Certificates of Designations) divided by (ii) the total number of shares of Company Common Stock then outstanding on a fully diluted basis (and assuming the Stockholder Approval has been obtained and the conversion of all shares of Company Preferred Stock issued to all of the Preferred Stockholders pursuant to the Merger Agreement). The Ownership Percentage of each Preferred Stockholder shall be similarly calculated.

“PIA Fund” means any investment fund directly managed by the Principal Investment Area within the Merchant Banking Division of Goldman.

“Representative” means GSUIG, L.L.C., a Delaware limited liability company.

“Transfer” means to offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of, whether directly or indirectly or to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Company Common Stock or shares of Company Preferred Stock.

2. Governance Matters.

2.1 Board Composition.

(a) At the Effective Time the Company shall increase the size of the board of directors of the Company (the “Board”) by two directors and cause Wyche H. Walton and Martin Chavez to be appointed to the Board until the first annual or special meeting of stockholders of the Company at which directors of the Company are to be elected immediately following the Effective Time; provided, that in the event that the Representative’s Ownership Percentage is less than 10% at any time after the Effective Time and prior to such annual or special meeting of stockholders, the Company shall have the right to remove Martin Chavez from the Board effective immediately as of such date; and provided, further, that in the event HWP Capital Partners II, L.P.’s Ownership Percentage is less than 5% at any time after the Effective Time and prior to such annual or special meeting of stockholders, the Company shall have the right to remove Wyche H. Walton from the Board effective immediately as of such date.

(b) At the first annual or special meeting of stockholders of the Company after the Effective Time at which directors of the Company are to be elected and at any subsequent annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, for so long as the Representative’s Ownership Percentage is equal to or greater than 10%, the Representative, on its own behalf, shall have the right to nominate for election to the Board one director (the “Designee”), and the Company shall, at any such annual or special meeting of stockholders of the Company, subject to the fulfillment of the requirements set forth in Section 2.1(c), nominate the Designee for election to the Board and use commercially reasonable efforts to cause the Designee to be elected as a director of the Board.

Notwithstanding the foregoing in this Section 2.1(b), on the date following a mandatory conversion of the Company Preferred Stock into Company Common Stock in accordance with the terms of the Certificates of Designations governing the Company Preferred Stock, the Representative, on its own behalf, shall cease to have any right to nominate a Designee for election to the Board and the Company shall have the right to remove such Designee serving on the Board effective immediately as of such date.

(c) Any designee for election to the Board in accordance with this Section 2 shall (i) be reasonably acceptable to the Board and the Board’s Corporate Governance Committee (the “Governance Committee”), it being agreed that Wyche H. Walton and Martin Chavez are so acceptable, and (ii) shall comply in all respects with the Company’s corporate governance guidelines and the Company’s code of business conduct and ethics as in effect from time to time. The Representative shall notify the Company of any proposed Designee in writing no later than the latest date on which stockholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws then in effect and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the “Nominee Disclosure Information”); provided, further that in the event the Representative fails to provide any such notice, the Designee shall be the person then serving as the Designee as long as the Representative provides the Nominee Disclosure Information to the Company promptly upon request by the Company.

2.2 Compensation and Benefits. Each director contemplated by Section 2.1 will be entitled to receive similar compensation, benefits, reimbursement, indemnification and insurance coverage for their service as directors as the other outside directors of the Company. Following the Effective Time, for so long as the Company maintains directors and officers liability insurance, the Company shall include each director contemplated by Section 2.1 as “insured” for all purposes under such insurance policy for so long as such person is a director of the Company and for the same period as for other former directors of the Company when such person ceases to be a director of the Company.

2.3 Voting.

(a) In connection with any proposal submitted for Company stockholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Preferred Stockholders will (i) cause all of its respective shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”), to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings, (ii) vote all of its Voting Securities: (x) in favor of any nominee or director nominated by the Board and/or the Governance Committee (provided that the Board and the Governance Committee adheres to the terms of Section 2.1) and (y) against the removal of any director nominated by the Board and/or the Governance Committee and (iii) with respect to any other business or proposal, vote all of its Voting Securities in accordance with the recommendation of the Board, other than with respect to the approval of any proposed business combination (including, without limitation, any reorganization, merger, tender offer, exchange offer, consolidation, sale of assets or other similar agreement between the Company and any other Person).

(b) Following the Effective Time, the provisions of this Section 2.3 shall terminate, as to any Voting Securities owned by any Preferred Stockholder, on the first to occur of (x) the date on which such Preferred Stockholder’s Ownership Percentage shall fall below 3% and (y) the date on which any Preferred Stockholder which is a limited partnership Transfers, in accordance with a plan of distribution or liquidation, the Voting Securities owned by such Preferred Stockholder to its partners; provided, however, that if any such Transfer will result in any transferee owning 3% or more of the issued and outstanding Capital Stock of the Company such Preferred Stockholder will not make a Transfer to such transferee unless and until such transferee executes a written joinder agreement in a form approved by the Company pursuant to which such transferee agrees to be bound by the terms of Section 2.3.

(c) Each Preferred Stockholder covenants and agrees to be present (in person or by proxy) and vote, for purposes of determining a quorum, all of the shares of Series A Preferred Stock owned by such Preferred Stockholder at any annual or special meeting of the stockholders at which receipt of the Stockholder Approval will be sought.

3. Restrictions on Transfer.

3.1 No Transfer of Capital Stock. Prior to the date that is six (6) months following the Closing, each of the Preferred Stockholders agrees that it will not, directly or indirectly, Transfer any portion of any shares of Company Preferred Stock or shares of Company Common Stock issued upon a conversion of the Company Preferred Stock to any Person without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion) other than (i) to its Affiliates who execute a written joinder agreement in a form approved by the Company pursuant to which such Affiliate agrees to be bound by the terms of Sections 2.3, 3 and 4, (ii) pursuant to a tender or exchange offer recommended by the Board or (iii) pursuant to a merger or consolidation recommended by the Board. Any purported Transfer which is not in accordance with the terms and conditions of this Section 3.1 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action. For the avoidance of doubt, the restrictions contained in this Section 3.1 shall expire and be of no force and effect from and after the date that is six (6) months following the Closing.

3.2 No Transfer to Competitors. Each Preferred Stockholder agrees that it will not at any time directly or knowingly indirectly Transfer any shares of Company Preferred Stock or any shares of Company Common Stock issuable upon conversion of the Company Preferred Stock to any Competitor of the Company without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole and absolute discretion); provided, that the provisions of this Section 3.2 shall not apply to any tender or exchange offer with respect to a majority of the issued and outstanding Capital Stock of the Company made by any such Competitor or to any sales made pursuant to open market transactions through a broker in which the Transferring Preferred Stockholder does not know, after due inquiry, that the ultimate purchaser of such Capital Stock is a Competitor.

3.3 No Block Transfers to Individual Persons. Each Preferred Stockholder agrees that it will not, and will cause its Affiliates not to, individually or acting together with any other Preferred Stockholder or its Affiliates, at any time knowingly (after reasonable inquiry), directly or indirectly, transfer any shares of Company Preferred Stock or any shares of Company Common Stock issuable upon conversion of the Company Preferred Stock (a) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in an amount constituting 5% or more of the voting capital stock of the Company then outstanding or (b) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such transfer, would beneficially own in the aggregate more than 15% of the voting capital stock of the Company then outstanding (other than, in each case of clauses (a) or (b), to (i) any of its Affiliates (including commonly controlled or managed investment funds) who execute a written joinder agreement in a form approved by the Company pursuant to which such Affiliate agrees to be bound by the terms of Sections 2, 3 and 4 or (ii) an underwriter in connection with a bona fide public offering or distribution or a person in a sale made pursuant to open market transactions through a broker in which the Transferring Preferred Stockholder does not know, after due inquiry, that the ultimate purchaser of such capital stock would beneficially own in the aggregate more than 15% of the voting capital stock of the Company then outstanding).

3.4 Registration Rights Agreement. Each Preferred Stockholder hereby agrees that it will not, and will cause its Affiliates not to, sell any of its or their Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, other than in accordance with this Section 3.4 and the terms of the Registration Rights Agreement. Notwithstanding the foregoing, each Preferred Stockholder, together with its Affiliates, may only sell, in the aggregate, pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, (i) twenty percent (20%) of the Registrable Securities owned by such Preferred Stockholder as of the Closing Date during the period beginning on the date that is six (6) months from the Closing Date through the date that is twelve (12) months from the Closing Date and (ii) an additional 20% of the Registrable Securities owned by such Preferred Stockholder as of the Closing Date during each six-month period thereafter (for the avoidance of doubt, each additional 20% shall be cumulative and in addition to the amount such Preferred Stockholder and its Affiliates was otherwise permitted to sell pursuant to this Section 3.4 but did not sell).

4. Standstill Restrictions. Commencing at the Effective Time and continuing until the fifth anniversary of the Closing, each of the Preferred Stockholders shall not, and shall cause its respective Affiliates (including commonly controlled or managed investment funds) not to, (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, other than the Company Common Stock received, upon conversion of shares of Company Preferred Stock and any shares of Company Preferred Stock or Company Common Stock paid as dividends, (ii) directly or indirectly enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving the Company or any of its Subsidiaries, other than in connection with a third party tender or exchange offer or other transaction approved by the Company, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any Subsidiary of the Company, (iv) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 4, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any Subsidiary of the Company (including, without limitation, any group constituting of Preferred Stockholders and their respective Affiliates), (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board, (vii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase of any securities or assets of the Company or any Subsidiary of the Company, (viii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company, (ix) grant any proxy with respect to any shares of Company Preferred Stock or Company Common Stock issuable upon conversion of the Company Preferred Stock to any Person not affiliated with the Preferred Stockholder or the Company; or (x) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; provided, however, that the foregoing shall not restrict the ability of the Designees or other directors appointed or elected to the Board pursuant to the terms of this Agreement from exercising their fiduciary duties.

5. Capital Stock of the Company. Each Preferred Stockholder represents and warrants to the Company that, as of the date of this Agreement, neither it nor any of its Affiliates, directly or indirectly, owns any Capital Stock of the Company. Each Preferred Stockholder covenants and agrees that, from the date of this Agreement and until the earlier of the Closing Date and the termination of the Merger Agreement, neither it nor any of its Affiliates, directly or indirectly, shall acquire beneficial or record ownership on any Capital Stock of the Company.

6. Public Announcements. The Preferred Stockholders shall consult with the Company before issuing, and provide the Company the opportunity to review, comment upon and concur with, any press release or other public statement with respect to this Agreement, the Merger Agreement, the Merger and the other transactions contemplated by this Agreement or the Merger Agreement and none of the Preferred Stockholders shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law.

7. Exclusivity. Until the earlier of the Effective Time and such time as the Merger Agreement is terminated in accordance with its terms, except for the Contemplated Transactions, each of the Preferred Stockholders covenants and agrees not to, and each of the Preferred Stockholders covenants and agrees to cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of any Capital Stock of NF Investors or all or any material portion of the assets of NF Investors or any of its Subsidiaries, or any merger, recapitalization or similar transaction with respect to NF Investors or any of its Subsidiaries or any of their respective businesses.

8. Capital Stock of NF Investors.

8.1 Each Preferred Stockholder covenants and agrees to, prior to the Closing, exercise any and all of the Preferred Warrants and Preferred Options owned by such Preferred Stockholder and each such Preferred Stockholder acknowledges that upon the Closing, any such Preferred Warrants and Preferred Options owned by such Preferred Stockholder shall automatically be cancelled and shall cease to exist and that each such Preferred Stockholder shall cease to have any right (including any right to receive any consideration) with respect thereto.

8.2 Each Preferred Stockholder acknowledges and agrees that any and all of the Warrants and Options owned by such Preferred Stockholder immediately prior to the Closing (whether or not exercisable and whether or not vested) shall automatically be cancelled and shall cease to exist, and each such Preferred Stockholder shall cease to have any right (including any right to receive any consideration) with respect thereto.

8.3 Each Preferred Stockholder covenants and agrees that, from the date of this Agreement and until the Closing Date, it shall not Transfer beneficial or record ownership of any Capital Stock of NF Investors owned by such Preferred Stockholder or any of its Affiliates as of the date of this Agreement.

8.4 The Representative, in its capacity as the holder of all of the issued and outstanding shares of Series C Redeemable Preferred Stock of NF Investors, covenants and agrees to give written notice to NF Investors, in accordance with Section 3(c) of the Certificate of Designation of Series C Redeemable Preferred Stock of NF Investors, electing to receive, in lieu of cash, Company Preferred Stock in exchange for any and all of the shares of Series C Redeemable Preferred Stock of NF Investors.

8.5 The Preferred Stockholders, in their capacity as the holders of the majority of the issued and outstanding shares of Series A Convertible Preferred Stock of NF Investors, covenant and agree to give written notice to NF Investors, in accordance with Section 3(c) of the Certificate of Designation of Series A Convertible Preferred Stock of NF Investors, electing to receive, in lieu of cash, the form of consideration payable to stockholder of NF Investors under Article III of the Merger Agreement in exchange for any and all of the shares of Series A Convertible Preferred Stock of NF Investors and all of the shares of Series B Convertible Preferred Stock of NF Investors.

9. Delivery of Letter of Transmittal. Each Preferred Stockholder covenants and agrees to deliver to the Company, no less than five (5) Business Days prior to the Closing Date, a duly executed letter of transmittal (substantially in the form of Exhibit F attached to the Merger Agreement) with respect to all of the capital stock of NF Investors owned by such Preferred Stockholder.

10. Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 11) (a) upon the mutual written agreement of the Company and the Representative, (b) at such time as the Preferred Stockholders no longer beneficially own any shares of Company Common Stock or any shares of Company Preferred Stock, or (c) upon termination of the Merger Agreement in accordance therewith.

11. Confidentiality.

11.1 The Representative and each Preferred Stockholder hereby agree to keep, and to cause each of its Affiliates and each of their respective employees, officers, directors, accountants, counsel, consultants, advisors and agents to keep, confidential, any and all confidential information of NF Investors, the Company and their respective Subsidiaries, including non-public information relating to NF Investors, the Company’s and their respective Subsidiaries’ finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed by NF Investors or the Company on or prior to the date of this Agreement or that is disclosed on or after the date of this Agreement by NF Investors or the Company or the Designee to the Representative, any Preferred Stockholder or their respective Affiliates or representatives (each a “Receiving Party”), (collectively, the “Company Proprietary Information”), and to utilize the Company Proprietary Information only for purposes related to the purpose for which such information was disclosed (the “Utilization Restriction”); provided, however, that the Utilization Restriction shall not restrict the sale of the shares of Company Preferred Stock or the Company Common Stock issued upon conversion of the Company Preferred Stock so long as such Preferred Stockholder complies with the confidentiality restrictions of this section; provided, further, however, that Company Proprietary Information shall not include any information that (i) is or subsequently becomes publicly available without breach of this Section 11.1 or (ii) is or subsequently becomes known or available to a Receiving Party from a source other than the Company that, to such Receiving Party’s knowledge, is not prohibited from disclosing such Company Proprietary Information to the Receiving Party by a contractual, legal or fiduciary obligation owed by such other third party to the Company. For the avoidance of doubt, subject to the terms of this Section 11.1, any Preferred Stockholder may disclose Company Proprietary Information to its Affiliates and its and its Affiliates’ employees, officers, directors, accountants, counsel, consultants, advisors and agents. Each Preferred Stockholder shall be responsible for any failure of its employees, officers, directors, accountants, counsel, consultants, advisors and agents to keep confidential the Company Proprietary Information. The obligation of each Preferred Stockholder to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own information.

11.2 In the event that any Receiving Party is required by applicable law, regulation or legal process to disclose any Company Proprietary Information, then (to the extent reasonably practicable, before substantively responding to any such request or requirement) such Receiving Party will provide the Company with prompt written notice of any such request or requirement so that the Company may (at its sole cost and expense) seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 11.2 or other appropriate remedy, or if the Company so directs, such Receiving Party will exercise its own commercially reasonable efforts to assist the Company in obtaining a protective order or other appropriate remedy at the Company’s sole cost and expense. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Company Proprietary Information is required by law, regulation or legal process then such Receiving Party may furnish only that portion of the Company Proprietary Information that is required to be so furnished pursuant to law, regulation or legal process. In any event, such Receiving Party will, to the extent practicable and permissible by law cooperate fully with any action by the Company (at its sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Proprietary Information. Notwithstanding the foregoing, the Receiving Party shall not be obligated to provide the Company with notice of any request for Company Proprietary Information from any Governmental Authority if disclosing such request would be in violation of any applicable law, rule or regulation or if such request is received pursuant to regulatory oversight (and the Receiving Party shall be entitled to comply with any such request without providing such notification). Furthermore, the provisions of this Section 11.2 shall not apply to any confidential information of NF Investors or any of its Subsidiaries until the Effective Time.

12. HSR Filings. Each Preferred Stockholder hereto agrees, if applicable, to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by the Merger Agreement within five (5) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each Preferred Stockholder shall pay its own HSR Act filing fees. Each Preferred Stockholder shall use its respective commercially reasonable efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of, and take such action with respect to, any Antitrust Division or any other Governmental Authority, as may be necessary to consummate the Contemplated Transactions; provided, however, that, notwithstanding anything to the contrary, in no event shall any Preferred Stockholder or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of such Preferred Stockholder or any of its Affiliates; or (c) otherwise agree to any restrictions on the businesses of such Preferred Stockholder or any of its Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the Contemplated Transactions under any applicable Law or Order. The Company and any such Preferred Stockholder shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests contemplated by this Section 12.

13. Miscellaneous.

13.1 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal laws of the State of Delaware.

13.2 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 13.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 13.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

13.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.4 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Preferred Stockholders under this Agreement shall not be assignable to any Person without the consent of the Company; provided, further, that the provisions of this Agreement shall not apply to any Person to whom any shares of Company Preferred Stock or shares of Company Common Stock are Transferred (and who has not entered into a joinder agreement) so long as such Transfer is not made in violation of this Agreement.

13.5 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

13.6 Entire Agreement. This Agreement, the other Transaction Documents and the other documents delivered pursuant to each of the Transaction Documents, including the Registration Rights Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects of this Agreement and such other agreements and documents.

13.7 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended;

(b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Company, to:

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention:     General Counsel

Facsimile:     (866) 893-0682

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Jeffrey D. Marell

Facsimile:     (212) 757-3900

If to the Representative or any Preferred Stockholder, to the address specified in Schedule I:

with a copy (which shall not constitute notice) to:

Greenberg Traurig P.A.

401 E Las Olas Blvd., Suite 2000

Ft. Lauderdale, FL 33301

Attention:     Bruce I. March

Facsimile:     (954) 765-1477

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.7.

13.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

13.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Representative or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

13.10 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

13.11 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

13.12 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

13.13 Affiliates of the Representative. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of Sections 3, 4, 5 and 8 of this Agreement, whenever the word “Affiliate” is used with respect to the Representative, the term shall be limited to a PIA Fund. None of Goldman nor any of its other Affiliates (other than the PIA Funds) shall be considered an Affiliate of the Representative for purposes of Sections 3, 4, 5 and 8 of this Agreement.

13.14 Activities of Goldman. Notwithstanding anything herein to the contrary contained in this Agreement, (i) none of the provisions of this Agreement shall in any way limit the activities of Goldman and its Affiliates (other than the Representative and the PIA Funds to the extent expressly set forth in this Agreement) and (ii) Goldman and its Affiliates (other than the Representative to the extent provided herein) may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment and other similar activities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Susan R. Nowakowski
Name:	Susan R. Nowakowski
Title:	President and CEO

Signature Page to Stockholder Agreement

Preferred Stockholders

GSUIG, L.L.C. as the Representative, and a Preferred Stockholder

By:	/s/ Martin Chavez
Name:	Martin Chavez
Title:	Attorney-in-Fact

HWP CAPITAL PARTNERS II, L.P.,

By:	HWP II, L.P., its general partner

By:	HWP II, LLC, its general partner

By:	/s/ Wyche Walton
Name:	Wyche Walton
Title:	Managing Director

PHAROS CAPITAL PARTNERS II, L.P.

By:	PHAROS CAPITAL GROUP II, LLC, its general partner

By:	/s/ Robert Crants III
Name:	Robert Crants III
Title:	Manager

PHAROS CAPITAL PARTNERS II-A, L.P.

By:	PHAROS CAPITAL GROUP II-A, LLC,
its general partner

By:	/s/ Robert Crants III
Name:	Robert Crants III
Title:	Manager

DALLAS POLICE AND FIRE PENSION SYSTEM

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC, its attorney-in-fact

Signature Page to Stockholder Agreement

By:	/s/ Robert Crants III
Name:	Robert Crants III
Title:	Manager

NIGHTINGALE PARTNERS, L.P.

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC,
its general partner

By:	/s/ Robert Crants III
Name:	Robert Crants III
Title:	Manager

Signature Page to Stockholder Agreement

Schedule I

Preferred Stockholders

NAME	ADDRESS
GSUIG, L.L.C.	200 West Street, 28th Floor
New York, NY 10282
Attn: Kevin Jordan
and Martin Chavez

HWP Capital Partners II, L.P.	300 Crescent Court, Suite 1700
Dallas, TX 75201
Attn: Robert Haas, Wyche Walton
and James Wilson

Pharos Capital Partners II, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Pharos Capital Partners II-A, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Dallas Police and Fire Pension System	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Nightingale Partners, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants